Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	February 27, 2008

THE WASHINGTON POST COMPANY REPORTS

2007 AND FOURTH QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $288.6 million ($30.19 per share) for its fiscal year 2007 ended December 30, 2007, down from $324.5 million ($33.68 per share) for the fiscal year 2006 ended December 31, 2006. Net income for the fourth quarter of 2007 was $82.9 million ($8.71 per share), compared with $95.5 million ($9.97 per share) for the fourth quarter of 2006. The Company’s results for 2007 and 2006 include several unusual or one-time items, as described below.

Items included in the Company’s results in 2007 (and related fourth quarter activity):

•

A charge of additional net income tax expense of $6.6 million ($0.70 per share), as the result of a $12.9 million increase in taxes associated with Bowater Mersey, offset by a tax benefit of $6.3 million associated with recent changes in certain state income tax laws. Both of these are non-cash items in 2007, impacting the Company’s long-term net deferred income tax liabilities;

•	A $9.5 million gain from the sale of property at the Company’s television station in Miami (after-tax impact of $5.9 million, or $0.62 per share);

•

Expenses of $11.2 million (after-tax impact of $6.7 million, or $0.70 per share) related to lease obligations, severance and accelerated depreciation of fixed assets in connection with Kaplan’s restructuring of the Score! business, recorded in the fourth quarter; and

•

A charge of $6.0 million (after-tax impact of $3.6 million, or $0.38 per share) related to the write-off of an integrated software product under development, and severance costs in connection with Kaplan’s restructuring of the Kaplan Professional (U.S.) businesses, recorded in the fourth quarter.

Items included in the Company’s results in 2006 (and related fourth quarter activity):

•	Charges of $50.9 million related to early retirement plan buyouts (after-tax impact of $31.7 million, or $3.30 per share);

•

A goodwill impairment charge of $9.9 million at PostNewsweek Tech Media, which was part of the magazine publishing segment (after-tax impact of $6.3 million, or $0.65 per share); also, a $1.5 million loss on the sale of PostNewsweek Tech Media was recorded in the fourth quarter (after-tax impact of $1.0 million, or $0.10 per share);

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•

Transition costs and operating losses at Kaplan related to acquisitions and start-ups for 2006 totaling $11.9 million (after-tax impact of $8.0 million, or $0.83 per share); $2.8 million of these costs were incurred in the fourth quarter (after-tax impact of $1.8 million, or $0.19 per share);

•

A charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment”;

•	Insurance recoveries of $10.4 million from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share);

•	Non-operating gains of $33.8 million from sales of marketable equity securities for the year (after-tax impact of $21.1 million, or $2.19 per share);

•	A $14.2 million non-operating write-down of a marketable equity security (after-tax impact of $9.0 million, or $0.94 per share) recorded in the fourth quarter;

•	A $13.0 million charge related to an agreement to settle a lawsuit at Kaplan (after-tax impact of $8.3 million, or $0.86 per share) recorded in the fourth quarter; and

•	A $43.2 million non-operating gain on the sale of BrassRing, in which the Company held a 49% interest (after-tax impact of $27.4 million, or $2.86 per share) recorded in the fourth quarter.

Revenue for 2007 was $4,180.4 million, up 7% compared to revenue of $3,904.9 million in 2006. For the fourth quarter of 2007, revenue was $1,125.5 million, up 8% from $1,040.7 million in 2006. The increases are due to significant revenue growth at the education division, along with strong revenue growth at the cable division. Revenues were down at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income for 2007 increased by 4% to $477.0 million, from $459.8 million in 2006. For the fourth quarter of 2007, operating income increased by 28% to $149.3 million, from $116.2 million in 2006. Operating results were significantly impacted by unusual or one-time operating items described above. Excluding these one-time or unusual items, results at the newspaper publishing, magazine publishing and television broadcasting divisions were down, generally due to weakness in advertising demand, offset by improved results at the Company’s education and cable television divisions.

Excluding charges related to early retirement programs, the Company’s 2007 and 2006 operating income includes $22.3 million and $21.8 million, respectively, of net pension credits. For the fourth quarter of 2007 and 2006, operating income includes $5.6 million and $5.1 million, respectively, of net pension credits. Overall, the pension credit is expected to increase to about $26.0 million in 2008, excluding early retirement program costs, as a result of higher than expected investment returns on plan assets in 2007.

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Divisional Results

Education

Education division revenue in 2007 increased 21% to $2,030.9 million, from $1,684.1 million in 2006. Excluding revenue from acquired businesses, education division revenue increased 13% in 2007. Education division revenue totaled $537.0 million for the fourth quarter of 2007, a 21% increase over revenue of $445.4 million for the same period of 2006. Excluding revenue from acquired businesses, education division revenue increased 16% for the fourth quarter of 2007.

Kaplan reported operating income of $149.0 million for the year, compared to $130.2 million in 2006. Kaplan operating income for the fourth quarter of 2007 was $39.6 million, compared to $5.3 million in the fourth quarter of 2006. Kaplan’s results for 2007 and 2006 were impacted by several unusual or one-time items (discussed below). The improvement in 2007 operating income was offset by a $13.6 million increase in stock compensation expense; however, there was a $10.5 million decrease in stock compensation expense in the fourth quarter of 2007.

A summary of Kaplan’s operating results for 2007 and the fourth quarter of 2007 compared to 2006 is as follows:

	Fourth Quarter			YTD
(In thousands)	2007	2006	% Change	2007	2006	% Change
Revenue
Higher education	$278,263	$231,927	20	$1,021,595	$855,757	19
Test prep	130,869	113,156	16	569,316	457,293	24
Professional	127,698	100,276	27	439,720	371,091	18
Kaplan corporate	287	—	—	1,261	—	—
Intersegment elimination	(91)	—	—	(1,003)	—	—

	$537,026	$445,359	21	$2,030,889	$1,684,141	21

Operating income (loss)
Higher education	$36,338	$26,316	38	$125,629	$100,690	25
Test prep	2,510	7,592	(67)	71,316	77,632	(8)
Professional	14,155	8,848	60	41,073	35,503	16
Kaplan corporate	(2,443)	(18,748)	87	(32,773)	(50,726)	35
Other*	(10,918)	(18,721)	42	(55,964)	(32,910)	(70)
Intersegment elimination	(51)	—	—	(244)	—	—

	$39,591	$5,287	—	$149,037	$130,189	14

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes Kaplan’s domestic and international post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs. Higher education revenue grew by 19% for 2007 and 20% for the fourth quarter of 2007. Enrollments increased 11% to 80,000 at December 31, 2007, compared to 72,000 at December 31, 2006, due to enrollment growth in the online programs. Higher education results for the online programs in 2007 benefited from increases in both price and demand for higher

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priced advanced programs. Results at the fixed-facility colleges also benefited from course fee increases. Higher education results in the first quarter of 2007 were adversely affected by $2.7 million in lease termination charges; results in the fourth quarter of 2006 were adversely affected by $3.0 million in asset write-downs.

Test prep includes Kaplan’s standardized test preparation and English-language course offerings, as well as the K12 and Score! businesses. Test prep revenue grew 24% in 2007 and 16% in the fourth quarter of 2007, largely due to the Aspect and PMBR acquisitions made in October 2006. Excluding revenue from acquired businesses, revenue grew 6% in the 2007 and 15% in the fourth quarter of 2007 due to overall strength in the traditional test prep courses, offset by declines in revenue from the Score! business. Operating income for test prep declined in 2007 due to an $11.2 million Score! restructuring charge (discussed below) and weakness from the Score! and K12 businesses, offset by strong results from the Aspect and PMBR acquisitions and a $6.1 million revenue decrease related to timing of courses and estimates of average course length recorded in the fourth quarter of 2006. Operating results for the fourth quarter of 2007 were down due to the $11.2 million Score! restructuring charge and continued weakness from the Score! business, offset by the $6.1 million revenue decrease recorded in the fourth quarter of 2006, and improvement in the K12 business.

In the fourth quarter of 2007, Kaplan management announced plans to restructure the Score! business. In order to implement a revised business model, 75 Score! centers have been closed. After closings and consolidations, Score! has 80 centers that focus on providing computer-assisted instruction and small-group tutoring. The restructuring plan includes relocating certain management and terminating certain employees from closed centers. The Company incurred approximately $11.2 million in expenses in the fourth quarter of 2007 related to lease obligations, severance and accelerated depreciation of fixed assets. The Company completed an impairment review of Score! long-lived assets and intangibles in 2007 and determined that no impairment charge was necessary.

Professional includes Kaplan’s domestic and overseas professional businesses. Professional revenue grew 18% and 27%, respectively, in 2007 and the fourth quarter of 2007, largely due to the May 2006 acquisition of Tribeca; the March 2007 acquisition of EduNeering Holdings, Inc., a Princeton, NJ-based provider of knowledge management solutions for organizations in the pharmaceutical, medical device, healthcare, energy and manufacturing sectors; and the August 2007 acquisition of the education division of Financial Services Institute of Australasia. Excluding revenue from acquired businesses, professional revenue grew 8% in 2007 and 12% in the fourth quarter of 2007. The revenue increases are a result of higher revenues at Kaplan Professional (U.K.) due primarily to favorable exchange rates, and from growth in the Schweser CFA exam course offerings, offset by continued soft market demand for professional’s insurance, securities, real estate book publishing and real estate course offerings. Operating income increased in 2007 due to strong results at Kaplan Professional (U.K.) and $6.9 million in transition costs at Tribeca in 2006, offset by weakness in professional’s insurance, securities and real estate businesses, and a $6.0 million charge comprised of a write-off of software and severance costs in connection with the restructuring of the Kaplan Professional (U.S.) businesses in the fourth quarter of 2007.

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In the fourth quarter of 2007, Kaplan management announced plans to restructure Kaplan Professional (U.S.). In connection with this restructuring, product changes are being implemented and certain operations are in the process of being decentralized, in addition to employee terminations. A charge of $6.0 million was recorded in the fourth quarter of 2007, related to the write-off of an integrated software product under development and severance costs in connection with the restructuring; severance and other restructuring related expenses of an estimated $3.0 million are expected to be incurred in 2008.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor activities. Corporate expenses declined in 2007 primarily due to the fourth quarter 2006 charge of $13.0 million related to an agreement to settle a lawsuit, along with a reduction in technology and other general expenses in the fourth quarter of 2007.

Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Kaplan recorded stock compensation expense of $41.3 million in 2007, compared to $27.7 million in 2006 (excluding stock compensation recorded in the first quarter of 2006 related to a change in accounting discussed below). For the fourth quarter of 2007, Kaplan recorded stock compensation expense of $6.0 million, compared to $16.6 million for the fourth quarter of 2006. The increase in the charge for 2007 reflects growth and improved prospects for several Kaplan businesses, as well an increase in public market values of other education companies. In addition, Other includes amortization of certain intangibles, which increased by $9.5 million and $2.7 million, respectively, for 2007 and the fourth quarter of 2007, due to recent Kaplan acquisitions.

Newspaper Publishing

Newspaper publishing division revenue in 2007 decreased 7% to $889.8 million, from $961.9 million in 2006; revenue totaled $232.6 million for the fourth quarter of 2007, a 6% decline from $247.2 million for the fourth quarter of 2006. Division operating income for 2007 totaled $66.4 million, compared to $63.4 million in 2006; operating income declined 14% to $25.0 million in the fourth quarter of 2007, from $29.0 million in the fourth quarter of 2006. The increase in operating income for 2007 is due primarily to $47.1 million in pre-tax charges associated with early retirement plan buyouts at The Washington Post during 2006. Excluding this charge, operating income was down sharply for 2007 due to a decline in division revenues and a $2.3 million pre-tax gain on the sale of property in 2006, partially offset by a reduction in newspaper division operating expenses, including a 19% reduction in newsprint expense. The decline in operating results for the fourth quarter is due primarily to a decline in division revenues, offset by a reduction in newspaper division operating expenses, including a newsprint expense decline of 17%.

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A summary of newspaper division operating results for 2007 compared to 2006 is as follows:

	YTD
(In thousands)	2007	2006		% Change
Operating revenues	$889,827	$961,905		(7)
Operating expenses, excluding early retirement program expense	(823,393)	(851,370	)*	(3)

	66,434	110,535	*	(40)
Early retirement program expense	—	(47,146)		—

Operating income	$66,434	$63,389		5

*	Non-GAAP measure

Print advertising revenue at The Post in 2007 declined 13% to $496.2 million, from $573.2 million in 2006, and decreased 11% to $129.6 million for the fourth quarter of 2007, from $145.6 million in the same period of 2006. The declines in 2007 are due to reductions in real estate, classified, general and retail. In the fourth quarter of 2007, The Post reported declines in real estate, classified and general, offset by increases in zones.

Daily circulation at The Post declined 3.6%, and Sunday circulation declined 3.7% in 2007; average daily circulation totaled 649,700, and average Sunday circulation totaled 902,500.

During 2007, revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 11% to $114.2 million, from $102.7 million in 2006. Online revenue increased 12% to $33.7 million for the fourth quarter of 2007, from $30.0 million in the fourth quarter of 2006. Display online advertising revenue grew 16% in 2007 and 15% for the fourth quarter of 2007. Online classified advertising revenue on washingtonpost.com increased 10% in 2007 and 14% for the fourth quarter of 2007. A small portion of the Company’s online publishing revenue is included in the magazine publishing division.

In February 2008, the Company announced that a Voluntary Retirement Incentive Program will be offered in 2008 to some employees of The Washington Post newspaper and the corporate office in light of the current economic environment and to assure the future strength of the business. The cost of the program will be funded primarily from the assets of the Company’s pension plans. The Company also announced that The Post will close its College Park, MD, printing plant in early 2010, after two presses are moved to The Post’s Springfield, VA, plant.

Television Broadcasting

Revenue for the television broadcasting division decreased 6% to $340.0 million in 2007, from $361.9 million in 2006. The revenue decline is due to a $28.6 million decrease in political advertising and $6.3 million in incremental winter Olympics-related advertising at the

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Company’s NBC affiliates in the first quarter of 2006. Revenue decreased 11% in the fourth quarter of 2007 to $93.5 million, from $104.8 million in the fourth quarter of 2006, due to an $18.8 million decrease in political advertising revenue.

In July 2007, the Company entered into a transaction to sell and lease back its current Miami television station facility; a $9.5 million gain was recorded as a reduction to expense in the third quarter of 2007. The Company has purchased land and is building a new Miami television station facility, which is expected to be completed in 2009.

Operating income for 2007 declined 12% to $142.1 million, from $160.8 million in 2006. For the fourth quarter of 2007, operating income declined 17% to $41.5 million, from $49.8 million for the fourth quarter of 2006. The declines in operating income are primarily related to the absence of significant political and Olympics revenue in 2007, as well as increased programming expenses, offset by the $9.5 million gain on the sale of property at the Miami television station.

Magazine Publishing

Revenue for the magazine publishing division totaled $288.4 million in 2007, a 13% decline from $331.0 million for 2006; revenue declined 5% to $91.3 million for the fourth quarter of 2007, from $96.0 million in the fourth quarter of 2006. Magazine publishing division results in 2006 and the fourth quarter of 2006 included revenue of $23.4 million and $3.7 million, respectively, from PostNewsweek Tech Media, which was sold in December 2006. The remainder of the revenue declines is due primarily to a 9% and 2% reduction in Newsweek advertising revenue for 2007 and the fourth quarter of 2007, respectively, due to fewer ad pages at both the Newsweek domestic and international editions, despite one additional domestic and international issue in the fourth quarter of 2007. The 2007 revenue decline was offset by increased revenue at Arthur Frommer’s Budget Travel.

Operating income totaled $31.4 million in 2007, compared to $27.9 million for 2006. Magazine publishing division results in 2006 included an operating loss of $8.8 million from PostNewsweek Tech Media, largely the result of a goodwill impairment charge of $9.9 million in the third quarter of 2006. Excluding PostNewsweek Tech Media, operating income at the magazine publishing division was down due primarily to advertising revenue reductions, offset by lower overall operating expenses. Operating income for the fourth quarter of 2007 totaled $17.5 million, the same as for the fourth quarter of 2006. Magazine publishing division results in the fourth quarter of 2006 included an operating loss of $1.5 million from PostNewsweek Tech Media. Excluding PostNewsweek Tech Media, operating income at the magazine publishing division declined due to advertising revenue reductions.

In January 2008, the Company announced a Voluntary Retirement Incentive Program, which is being offered to certain Newsweek employees. The program includes enhanced retirement benefits and should be completed by the end of the first quarter; it will be funded primarily from the assets of the Company’s pension plans.

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Cable Television

Cable television division revenue of $626.4 million for 2007 represents an 11% increase from $565.9 million in 2006; revenue totaled $165.3 million for the fourth quarter of 2007, a 12% increase from $147.3 million in the fourth quarter of 2006. The 2007 revenue increase is due to continued growth in the division’s cable modem and digital revenues, along with revenues from telephony services. The cable division did not raise basic video cable service rates in 2007, having last implemented a basic video cable service rate increase of $3 per month at most of its systems effective February 1, 2006. In September 2007, a $3.05 monthly rate increase was implemented for a majority of high-speed data subscribers. Effective January 1, 2008, the cable division implemented a basic video cable service rate increase of $3.50 per month at nearly all of its systems.

Cable division operating income increased in 2007 to $123.7 million, from $120.0 million in 2006; operating income for the fourth quarter of 2007 increased to $33.8 million, from $26.8 million in the fourth quarter of 2006. These increases are due to the division’s revenue growth, offset by increases in programming, telephony and technical costs. The annual trends are also impacted by certain activity in the prior year. In 2006, the cable division incurred an estimated $5.4 million in incremental cleanup and repair expense from Hurricane Katrina, offset by $10.4 million in second quarter 2006 insurance recoveries.

At December 31, 2007, Revenue Generating Units (RGUs) grew 11% due to continued growth in high-speed data and telephony subscribers and increases in the basic video and digital video subscriber categories. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; as of December 31, 2007, telephone service is being offered in all or part of systems representing 90% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	December 31, 2007	December 31, 2006
Basic	702,669	693,550
Digital	223,931	213,873
High-speed data	341,034	289,010
Telephony	58,640	2,925

Total	1,326,274	1,199,358

Other Businesses and Corporate Office

In October 2007, the Company acquired the outstanding stock of CourseAdvisor, Inc., a premier online lead generation provider, headquartered in Wakefield, MA. In 2006, The Washington Post Company made a small investment in CourseAdvisor. Through its search engine marketing expertise and proprietary technology platform, CourseAdvisor generates student leads for the post-secondary education market. CourseAdvisor operates as an independent subsidiary of The Washington Post Company.

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In 2007, other businesses and corporate office included the expenses associated with the Company’s corporate office and the operating results of CourseAdvisor since its October 2007 acquisition. In 2006, other businesses and corporate office included the expenses of the Company’s corporate office.

Revenue for other businesses (CourseAdvisor) totaled $6.6 million in the fourth quarter of 2007. Operating expenses were $42.2 million and $14.6 million for 2007 and the fourth quarter of 2007, respectively, from $42.5 million and $12.2 million for 2006 and the fourth quarter of 2006, respectively. The decline in expenses for 2007 is due to $3.8 million in pre-tax charges recorded in the second quarter of 2006 related to early retirement plan buyouts at the corporate office and other expense reductions at the corporate office, offset by expenses from CourseAdvisor. The increase in expenses in the fourth quarter of 2007 is due to expenses from CourseAdvisor, offset by expense reductions at the corporate office.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in earnings of affiliates for 2007 was $6.0 million, compared to $0.8 million in 2006. For the fourth quarter of 2007, the Company’s equity in losses of affiliates totaled $2.4 million, compared to earnings of $2.2 million for the fourth quarter of 2006. In the first quarter of 2007, the Company’s equity in earnings of affiliates included a gain of $8.9 million on the sale of land at the Company’s Bowater Mersey affiliate; however, operating losses at Bowater Mersey in 2007 largely offset the gain. The Company’s affiliate investments at the end of 2007 consisted primarily of a 49% interest in Bowater Mersey Paper Company Limited.

In November 2006, the Company sold its 49% interest in BrassRing and recorded a pre-tax non-operating gain of $43.2 million in the fourth quarter of 2006.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $10.8 million in 2007, compared to $73.4 million in 2006. For the fourth quarter of 2007, the Company recorded non-operating expense, net, of $4.4 million, compared to non-operating income, net, of $35.2 million for the fourth quarter of 2006. The 2007 non-operating income, net, included $8.8 million in foreign currency gains ($5.0 million in foreign currency losses in the fourth quarter). The 2006 non-operating income, net, comprised a $43.2 million gain from the sale of the Company’s interest in BrassRing (recorded in the fourth quarter), $33.8 million in gains related to the sales of marketable securities and $11.9 million in foreign currency gains ($6.1 million in foreign currency gains in the fourth quarter), offset by a $14.2 million write-down of a marketable equity security (recorded in the fourth quarter) and other non-operating items.

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Net Interest Expense

The Company incurred net interest expense of $12.7 million in 2007, compared to $14.9 million in 2006; net interest expense totaled $3.6 million for the fourth quarter of 2007, versus $2.9 million for the fourth quarter of 2006. At December 30, 2007, the Company had $490.1 million in borrowings outstanding at an average interest rate of 5.3%; at December 31, 2006, the Company had $407.2 million in borrowings outstanding at an average interest rate of 5.5%.

Provision for Income Taxes

The effective tax rate was 40.0% for 2007 and 36.5% for 2006. As previously discussed, results for 2007 included an additional $12.9 million in income tax expense related to the Company’s Bowater Mersey affiliate and a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Both of these are non-cash items in 2007, impacting the Company’s long-term net deferred income tax liabilities. Excluding the impact of these items, the effective tax rate for the 2007 was 38.6%. The higher effective tax rate in 2007 compared to 2006 was primarily due to higher state taxes and an increase in nondeductible compensation expenses. The Company expects an effective tax rate in 2008 of approximately 38.5% to 39.0%.

Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

Earnings Per Share

The calculations of diluted earnings per share for 2007 and the fourth quarter of 2007 were based on 9,527,929 and 9,512,455 weighted average shares, respectively, compared to 9,605,565 and 9,581,415 weighted average shares, respectively, for 2006 and the fourth quarter of 2006. The Company repurchased 54,506 shares of its Class B common stock at a cost of $42.0 million during 2007.

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Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Fourth Quarter		% Change
	2007	2006
Operating revenues	$1,125,521	$1,040,712	8
Operating expenses	(911,480)	(865,074)	5
Depreciation	(58,008)	(56,829)	2
Amortization of intangibles	(6,738)	(2,615)	—

Operating income	149,295	116,194	28
Equity in (losses) earnings of affiliates, net	(2,351)	2,156	—
Interest income	2,346	3,322	(29)
Interest expense	(5,948)	(6,245)	(5)
Other (expense) income, net	(4,443)	35,218	—

Income before income taxes	138,899	150,645	(8)
Provision for income taxes	(56,000)	(55,100)	2

Net income	82,899	95,545	(13)
Redeemable preferred stock dividends	—	—	—

Net income available for common stock	$82,899	$95,545	(13)

Basic earnings per share	$8.75	$10.01	(13)

Diluted earnings per share	$8.71	$9.97	(13)

Basic average shares outstanding	9,479,422	9,547,646
Diluted average shares outstanding	9,512,455	9,581,415

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2007	2006
Operating revenues	$4,180,406	$3,904,927	7
Operating expenses	(3,464,580)	(3,222,921)	7
Depreciation	(221,239)	(205,295)	8
Amortization of intangibles and goodwill impairment charge	(17,571)	(16,907)	4

Operating income	477,016	459,804	4
Equity in earnings of affiliates, net	5,975	790	—
Interest income	11,338	10,431	9
Interest expense	(24,046)	(25,343)	(5)
Other income, net	10,824	73,452	(85)

Income before income taxes and cumulative effect of change in accounting principle	481,107	519,134	(7)
Provision for income taxes	(192,500)	(189,600)	2

Income before cumulative effect of change in accounting principle	288,607	329,534	(12)
Cumulative effect of change in method of accounting for share-based payments, net of taxes	—	(5,075)	—

Net income	288,607	324,459	(11)
Redeemable preferred stock dividends	(952)	(981)	(3)

Net income available for common stock	$287,655	$323,478	(11)

Basic earnings per share:
Before cumulative effect of change in accounting principle	$30.31	$34.34	(12)
Cumulative effect of change in accounting principle	—	$(0.53)	—

Net income available for common stock	$30.31	$33.81	(10)

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$30.19	$34.21	(12)
Cumulative effect of change in accounting principle	—	$(0.53)	—

Net income available for common stock	$30.19	$33.68	(10)

Basic average shares outstanding	9,491,855	9,568,392
Diluted average shares outstanding	9,527,929	9,605,565

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Fourth Quarter		% Change	Year-to-Date		% Change
	2007	2006		2007	2006
Operating Revenues:
Education	$537,026	$445,359	21	$2,030,889	$1,684,141	21
Newspaper publishing	232,591	247,237	(6)	889,827	961,905	(7)
Television broadcasting	93,514	104,825	(11)	339,969	361,904	(6)
Magazine publishing	91,311	95,966	(5)	288,449	331,045	(13)
Cable television	165,298	147,325	12	626,446	565,932	11
Other businesses and corporate office	6,586	—	—	6,586	—	—
Intersegment elimination	(805)	—	—	(1,760)	—	—

	$1,125,521	$1,040,712	8	$4,180,406	$3,904,927	7

Operating Expenses:
Education	$497,435	$440,072	13	$1,881,852	$1,553,952	21
Newspaper publishing	207,622	218,197	(5)	823,393	898,516	(8)
Television broadcasting	52,033	55,004	(5)	197,877	201,073	(2)
Magazine publishing	73,861	78,501	(6)	257,061	303,096	(15)
Cable television	131,521	120,557	9	502,782	445,958	13
Other businesses and corporate office	14,559	12,187	19	42,185	42,528	(1)
Intersegment elimination	(805)	—	—	(1,760)	—	—

	$976,226	$924,518	6	$3,703,390	$3,445,123	7

Operating Income:
Education	$39,591	$5,287	—	$149,037	$130,189	14
Newspaper publishing	24,969	29,040	(14)	66,434	63,389	5
Television broadcasting	41,481	49,821	(17)	142,092	160,831	(12)
Magazine publishing	17,450	17,465	0	31,388	27,949	12
Cable television	33,777	26,768	26	123,664	119,974	3
Other businesses and corporate office	(7,973)	(12,187)	35	(35,599)	(42,528)	16

	$149,295	$116,194	28	$477,016	$459,804	4

Depreciation:
Education	$16,773	$15,700	7	$60,986	$51,820	18
Newspaper publishing	10,382	8,996	15	38,659	35,729	8
Television broadcasting	2,400	2,532	(5)	9,489	9,915	(4)
Magazine publishing	534	730	(27)	2,177	2,640	(18)
Cable television	27,539	28,506	(3)	108,453	103,892	4
Other businesses and corporate office	380	365	4	1,475	1,299	14

	$58,008	$56,829	2	$221,239	$205,295	8

Amortization of intangibles and goodwill impairment charge:
Education	$4,889	$2,150	—	$14,670	$5,186	—
Newspaper publishing	286	292	(2)	1,162	1,168	(1)
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	9,864	—
Cable television	266	173	54	442	689	(36)
Other businesses and corporate office	1,297	—	—	1,297	—

	$6,738	$2,615	—	$17,571	$16,907	4

Pension Credit (Expense):
Education	$(992)	$(1,043)	5	$(3,536)	$(3,064)	(15)
Newspaper publishing	(2,448)	(2,910)	16	(10,010)	(56,785)	82
Television broadcasting	125	469	(73)	888	1,413	(37)
Magazine publishing	9,287	9,036	3	36,343	34,704	5
Cable television	(383)	(425)	10	(1,405)	(1,575)	11
Other businesses and corporate office	—	—	—	—	(2,900)	—

	$5,589	$5,127	9	$22,280	$(28,207)	—

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